Exhibit 99.1


                 AspenBio, Inc. Announces Third Quarter Results

Castle Rock, CO, November 14, 2003 - AspenBio, Inc. (OTCBB: APNB) announced today financial results for the nine months ended September 30, 2003.

Net sales for the nine months ended September 30, 2003 totaled $563,000 as compared to $551,000 for the comparable 2002 period. Net loss for the 2003 period was $(1,016,000), $(.11) per share, as compared to $(630,.000), $(.07)
per share, for the 2002 period. Net sales for the three months ended September 30, 2003 totaled $177,000 as compared to $286,000 for the comparable 2002 period. Net loss for the 2003 three month period was $(352,000), $(.04) per share, as compared to $(148,.000), $(.02) per share, for the 2002 period. The results for 2003 reflect the higher operating expenses associated with the Company's new facility as well as additional expenses being incurred for technology development.

Roger Hurst commented " although we would like to see profits we are pleased with the advances occurring in a number of our patent pending technologies and are optimistic about our future as they approach marketability". He further stated " we are very cost conscious at AspenBio, Inc. and are pleased that we are able to make the progress on our projects with very modest budgets".


Contact J.W. Roth
Business Development
303-794-2000




This news release includes "forward looking statements" of AspenBio, Inc. ("APNB") as defined by the Securities and Exchange Commission (the "SEC"). All statements, other than statements of historical fact, included in the press release that address activities, events or developments that APNB believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made based on experience, expected future developments and other factors APNB believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of APNB. Investors are cautioned that any such statements are not guarantees of future performance. Actual results or developments may differ materially from those projected in the forward-looking statements as a result of many factors, including development of new products, obtaining additional funding, adverse changes in market conditions, fluctuations in sales volumes, and problems in collecting receivables. Furthermore, APNB does not intend (and is not obligated) to update publicly any forward-looking statements. The contents of this news release should be considered in conjunction with the warnings and cautionary statements contained in APNB's recent filings with the SEC.